Exhibit 99.1

Corvis Corporation Reports Financial Results for the First Quarter

Recognizes initial revenues from the United States Government

Ends the quarter with $448.6 million in cash and investments

COLUMBIA, MD (April 29, 2003)—Corvis Corporation (NASDAQ: CORV), a leading provider of intelligent optical networking solutions, today reported revenues of $1.5 million for its fiscal first quarter ended March 29, 2003. Revenues for the first quarter were primarily generated under the company’s contracts with the United States Government, Telefonica of Spain and Broadwing Communications.

“We’re pleased that this quarter we recognized our first revenues from our newest customer, the U.S. Government. We formed our government solutions group within the last year, specifically to address this market and are pleased with the speed at which we were able to deliver our solutions,” said Dr. David Huber, chairman and CEO. “Corvis continues to pursue opportunities to expand the market for our leading-edge products and enhance our financial position for the long-term.”

Reported net loss was $47.0 million, or $0.12 loss per share, for the current quarter as compared with a reported net loss of $71.0 million, or $0.20 loss per share, for the first quarter of 2002.

Pro forma net loss for the current quarter was $36.1 million, or $0.09 loss per share, excluding intangible assets amortization expense, equity-based expense, and restructuring and other charges compared with a pro forma net loss of $41.3 million, or $0.11 loss per share, for the first quarter of 2002.

Financial Position

Consistent with the company’s prior guidance, cash, cash equivalents and investments were $448.6 million at March 29, 2003 compared to $504.4 million at December 29, 2002. This represents a net change of $55.8 million for the quarter which included payments associated with restructuring plans, other one-time payments as well as cash used to repurchase Corvis common stock under the share repurchase program.

Outlook

The company indicated that it expects revenue for its second fiscal quarter ending June 28, 2003, to be down as compared to the first quarter of 2003.

Quarterly and Recent Events

•	On January 29, 2003, the company announced a business restructuring initiative that consolidates its Research and Development organization and a reduction in its United States workforce of approximately 180 employees. The company stated that while every area in the company had been affected by this restructuring, most of the reductions occurred in the company’s Research and Development organization.

•	On March 25, 2003, the company provided additional details on its recent commitment to invest in C III Communications, LLC, the Delaware limited liability company who agreed to acquire most of the assets and certain of the liabilities of Broadwing Communications Services, Inc. for $129.3 million in cash. Corvis has agreed to invest approximately $128.0 million in C III Communications at the time of closing and an additional $50.0 million to C III Communications by December 31, 2003 to fund ongoing operating expenses. Corvis also said it would initially retain a 96% ownership interest in C III Communications, but is evaluating the possibility of raising a portion of these funds from other investors, which could reduce its committed investment amount and percentage of ownership.

•	On April 22, 2003 the company continued its restructuring efforts as it put plans in place to further reduce its staff across the entire organization. The company stated that it expects its total headcount to be reduced below 350 people over the next few months upon completion of certain initiatives related to its latest generation of products and services. The company said these reductions would help reduce operating expenses, reduce quarterly cash burn and better position the company for long-term profitability. In addition, as part of its on-going restructuring efforts, Corvis is considering further reductions in Europe, including options for sale, disposition or shut down of Corvis France R&D. A final decision has not been made but is expected in the near future. In such an event, the disposition would be implemented in compliance with local laws.

•	The company announced that interim verdicts were reached by juries in the U.S. Federal District Court of Delaware in its patent litigation with Ciena Corporation. Certain Corvis products were found not to infringe on two of Ciena’s patents, but were found to infringe two other Ciena patents. The company indicated these jury verdicts are interim and that the Court must still determine additional issues of infringement before a judgment in the litigation is entered. If the Court finds in Corvis’ favor on these additional issues, the Court could overturn the jury verdict of infringement. The company intends to continue to present its case to the courts because the company believes its products have always been, and will continue to be, designed to respect the intellectual property rights of others.

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Webcast Information

In conjunction with this announcement, Corvis will host a conference call of its first quarter financial results today at 5:30 p.m. EST. The live broadcast of the conference will be available via Corvis’ website, www.corvis.com. An archived audio of the conference call will also be available for replay purposes through the Corvis website.

About Corvis

From point-to-point links to all-optical networks to transoceanic systems, Corvis Corporation delivers innovative optical network solutions that drive carrier profitability faster than any other vendor. Headquartered in Columbia, MD, Corvis provides carriers with scalable optical networking solutions and services that dramatically reduce the overall expenses associated with building and operating networks. Carriers deploying Corvis’ optical network solutions can provision new wavelength-based services and tailor dynamic service-level agreements for rapid revenue generation. For more information about Corvis, please visit its Web site www.corvis.com.

Corvis and the Corvis logo are trademarks and/or service marks of the Corvis Corporation. All other trademarks are the property of their respective owners.

Investor Note Regarding Forward Looking Statements

This announcement and the quarterly earnings conference call may contain certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s filings with the Securities and Exchange Commission.

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Corvis Contact:

Andrew G. Backman

Vice President

Investor and Public Relations

(443) 259-4259

Fax: (443) 259-4427

investorinformation@corvis.com

CORVIS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Quarter Ended

	March 29, 2003	March 30, 2002
	(Unaudited)	(Unaudited)
Revenues	$1,517	$8,717

Cost of sales	1,161	10,796

Gross profit	356	(2,079)

Operating expenses:
Research and development	25,288	29,058
Sales and marketing	4,715	11,205
General and administrative	8,228	6,045
Intangible assets amortization expense	1,784	2,917
Equity-based expense	5,381	19,956
Restructuring and other charges	3,784	2,559

Operating loss	(48,824)	(73,819)

Interest and other income, net	1,794	2,783

Net loss	$(47,030)	$(71,036)

Weighted average number of common shares outstanding (in thousands)	402,463	360,710

Basic and diluted net loss per common share	$(0.12)	$(0.20)

CORVIS CORPORATION

PRO FORMA

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (a)

(Dollars in thousands, except per share data)

For Discussion Purposes Only

	Quarter Ended

	March 29, 2003	March 30, 2002
	(Unaudited)	(Unaudited)
Revenues	$1,517	$8,717

Cost of sales	1,161	6,488

Gross profit	356	2,229

Operating expenses:
Research and development	25,288	29,058
Sales and marketing	4,715	11,205
General and administrative	8,228	6,045

Operating loss	(37,875)	(44,079)

Interest and other income, net	1,794	2,783

Pro forma net loss	$(36,081)	$(41,296)

Weighted average number of common shares outstanding (in thousands)	402,463	360,710

Pro forma net loss per common share	$(0.09)	$(0.11)

(a)    Pro forma results exclude restructuring and other charges, intangible assets amortization expense, purchased research and development expense and equity-based expense.

For the quarter ended March 29, 2003 restructuring and other charges of $3.8 million were recorded as Operating Expenses. These charges were comprised of a $3.0 million charge associated with workforce reductions and $0.8 million of other charges.

For the quarter ended March 30, 2002, restructuring and other charges of $6.9 million were recorded as $4.3 million to Cost of Sales, $2.6 million to Operating Expenses.

Pro forma net loss excludes intangible asset amortization expense, equity-based expense and restructuring and other charges. To assess fully the Company’s financial operating results, management believes that pro forma net loss is an appropriate measure of evaluating operating performance and liquidity of the Company, because it reflects more accurately operating performance of the Company for the reporting period by excluding those charges associated with past events that are not related to current operations or, in the case of intangible asset amortization expense and equity-based expense, amounts that are non-cash in nature. This financial measure, however, should be considered in addition to, not as a substitute for or as being superior to, operating losses, cash flows, or other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of these pro forma results to U.S. GAAP is set forth on the following table:

	Quarter Ended

	March 29, 2003	March 30, 2002

Reported net loss	$(47,030)	$(71,036)

Write-down of inventory & other	—	4,308
Restructuring & other charges	3,784	2,559
Equity-based expense	5,381	19,956
Intangible asset amortization expense	1,784	2,917

Pro forma net loss	$(36,081)	$(41,296)

CORVIS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 29, 2003	December 28, 2002
Assets
Current assets:
Cash and cash equivalents	$403,860	$457,833
Short-term investments	16,247	24,133
Trade accounts receivable	336	1,781
Inventory, net	30,384	26,491
Other current assets	13,635	14,406

Total curent assets	464,462	524,644

Restricted cash, non-current	2,329	2,329
Property and equipment, net	38,345	45,760
Goodwill and intangible assets, net	12,181	13,965
Long-term investments	28,504	22,450
Other non-current assets	1,066	1,170

Total assets	$546,887	$610,318

Liabilities and stockholders’ equity
Current liabilities:
Notes payable, current portion	$110	$107
Capital lease obligations, current portion	730	1,982
Accounts payable	11,787	14,973
Accrued expenses and other liabilities	25,458	31,609
Provision for restructuring and other charges	9,514	16,130

Total current liabilities	$47,599	$64,801

Notes payable, net of current portion	2,695	2,672
Capital lease obligations, net of current portion	17	74
Deferred lease liability and other	2,514	2,693

Total liabilities	52,825	70,240
Commitments and contingencies

Common stock*	4,141	4,126
Additional paid-in capital	2,815,201	2,809,267
Shareholder notes receivable	(32)	(32)
Treasury stock, 12,281,800 shares at cost of $0.77 per share	(9,512)	(4,405)
Accumulated other comprehensive loss	(8,019)	(8,191)
Accumulated deficit	(2,307,717)	(2,260,687)

Total stockholders’ equity	494,062	540,078

Total liabilities and stockholders’ equity	$546,887	$610,318

*	$0.01 per share par value; 1,900,000,000 authorized shares; 414,655,681 shares issued and 402,373,881 outstanding as of 3/29/03; 407,199,303 shares issued and outstanding shares as of 12/28/02.

CORVIS CORPORATION

OTHER FINANCIAL INFORMATION

(Dollars in thousands)

	Quarter Ended

	March 29, 2003	March 30, 2002
Capital expenditures	$238	$5,705
Depreciation expense	7,135	12,606

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Investor and Public Relations

Andrew G. Backman

Vice President

Investor and Public Relations

(443) 259-4259

Fax: (443) 259-4427

investorinformation@corvis.com